EXHIBIT 10.3

March 20, 2002

Mr. Joseph A. Pendergast
330 McCloud Place
Danville, California 94526

Re:    Interest-Free Loan Obligation

Dear Joe:

I have calculated the obligation that remains between Larscom and you as explained below:

Original loan amount:	$80,000.00
Forgiveness (amortization) period:	48 months
Employment start date:	October 2, 2000
Employment termination date:	February 22, 2002
Months of employment:	17
Remaining months on loan:	31
Loan amount forgiven (17/48x $80,000):	$28,333.33
Loan balance owed Larscom:	$51,666.67

As we agreed, before you left Larscom’s employment, the loan balance owed Larscom ($51,667.67) is to be repaid in full by no later than 6 months from your termination, which would be by September 22, 2002. Also, as we agreed, if there is any litigation about the loan, the prevailing party is entitled to recover its reasonable attorneys fees and costs from the other party, in addition to all other allowable remedies.

Larscom has reported 15 months of “loan forgiveness” on your W-2s for the years 2000 and 2001 and “grossed up” your income accordingly. Larscom will report the remaining 2 months of “loan forgiveness” for completion of your employment during 2002. Larscom will report this amount in your 2002 W-2 and “gross it up” at a 40% rate to help provide for your taxes on this portion of your income; i.e., we will retain the 40% in its entirety for the required withholding amounts for the 2 months of forgiveness and for the gross-up amount itself.

Sincerely,

/s/    Daniel L. Scharre
Daniel L. Scharre
President and Chief Executive Officer

Ag	reed:

/s/	Joseph A. Pendergast
Jos	eph A. Pendergast